Exhibit 5

Opinion of Robert C. Laskowski Law Office

ROBERT C. LASKOWSKI

Law Office

520 SW Yamhill, Suite 600

Portland, Oregon 97204-1329

Telephone: (503) 241-0780

Facsimile: (503) 227-2980

June 7, 2017

To the Board of Directors

Chess Supersite Corporation

Gentlemen:

We have acted as counsel for Chess Supersite Corporation ("Company") in connection with the preparation and filing of a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, covering 5,000,000,000 shares of Company's Common Stock, par value $0.001 per share ("Shares"). We have reviewed the corporate action of Company in connection with this matter and have examined and relied upon such documents, corporate records, and other evidence as we have deemed necessary for the purpose of this opinion.

We have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies. We have assumed the genuineness of the signatures of person signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and due authorization, execution and delivery of all documents.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold, will be legally issued, fully paid, and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the inclusion of our firm under the caption “Interests of Named Experts and Counsel”.

Very truly yours,

/s/ ROBERT C. LASKOWSKI